As filed with the Securities and Exchange Commission on August 26, 2014

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-146265)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRYANET LTD.

(Exact Name of Registrant as Specified in Its Charter)

State of Israel	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8 HaMarpe St.

Har Hotzvim

P.O. Box 45041

Jerusalem 91450 Israel

(Address of Principal Executive Offices) (Zip Code)

2005 Israeli Share Option and Restricted Share Plan and

2005 International Share Option and Restricted Share Plan

(Full Title of the Plan)

ViryaNet, Inc.

112 Turnpike Road

Westborough, MA 01581

(Name and Address of Agent For Service)

(508) 490-8600

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration No. 333-146265) (the “Registration Statement”) of ViryaNet Ltd., an Israeli company (the “Company”), pertaining to the registration of 282,066 ordinary shares, nominal value NIS 5.0 per share, of the Company (“Ordinary Shares”), which was filed with the Securities and Exchange Commission on September 24, 2007.

On August 26, 2014, pursuant to the Agreement and Plan of Merger, dated as of June 10, 2014 (the “Merger Agreement”) by and among the Company, Verisae, Inc. (“Parent”), a Minnesota corporation, and Viking Acquisition Ltd. (“Merger Sub”), an Israeli company and a wholly-owned subsidiary of Parent (the “Merger”), Merger Sub merged with and into the Company, with the Company surviving the Merger as a wholly-owned indirect subsidiary of Parent. All outstanding Ordinary Shares and preferred A shares, nominal value NIS 5.0 per share, of the Company (“Preferred A Shares”) have been cancelled as a result of the consummation of the Merger, in exchange for the payment to the holders thereof of US$18,825,000, in the aggregate (subject to price adjustments).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of Registration Statement and, by means of this post-effective amendment, removes from registration any and all such securities of the Company that had been registered for issuance but that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, State of Israel, on this 26th day of August, 2014.

VIRYANET LTD.

By:	/s/ Memy Ish-Shalom
Name:	Memy Ish-Shalom
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ * Samuel I. HaCohen	Executive Chairman of the Board of Directors	August 26, 2014

/s/ Memy Ish-Shalom Memy Ish-Shalom	President and Chief Executive Officer	August 26, 2014

/s/ Yohanan Engelhardt Yohanan Engelhardt	Chief Financial Officer	August 26, 2014

/s/ Nati Perry Nati Perry	Director	August 26, 2014

/s/ Austin W. Lewis IV Austin W. Lewis IV	Director	August 26, 2014

* Vladimir Morgenstern	Director	August 26, 2014

/s/ Andy Ben-Artzy Andy Ben-Artzy	Director	August 26, 2014

* Arie Ovadia	Director	August 26, 2014

* By:	/s/ Memy Ish-Shalom
Memy Ish-Shalom, Attorney-in-Fact

Authorized Representative in the United States:
VIRYANET, INC.

By:	/s/ Memy Ish-Shalom
Name:	Memy Ish-Shalom
Title:	President and Chief Executive Officer